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                                                                    EXHIBIT 99.2

NEWS RELEASE

                                                                  [VERIZON LOGO]


FOR IMMEDIATE RELEASE                                CONTACT:
JUNE 30, 2000                                        DAVID FRAIL
                                                     212-395-7726


                VERIZON COMMUNICATIONS DECLARES PRO RATA DIVIDEND

         NEW YORK - The board of directors of Verizon Communications (NYSE:VZ) has declared a pro rata dividend ensuring that dividend payments to its shareowners -- the former shareowners of Bell Atlantic and GTE, which completed their merger today -- are not adversely affected by the timing of the merger.

         This Verizon Communications pro rata dividend, combined with the pro rata dividends declared on June 1 by the boards of Bell Atlantic Corp. and GTE Corp., will result in the appropriate level of dividend payments to shareowners of both companies and at the same time move GTE shareowners to the Verizon Communications dividend schedule.

         Verizon Communications has approximately 2.7 million individual shareowners and approximately 2.7 billion shares of common stock outstanding.

         The three pro rata dividends are described below.

VERIZON COMMUNICATIONS PRO RATA DIVIDEND

         Verizon Communications will pay a pro rata dividend of $.04653847 per share on Aug 1 to Verizon shareowners of record at the close of business on July
10. The amount covers the 11-day period from June 30 through July 10 at a rate of $.00423077 per share per day. Over a full 91-day dividend period, that rate equals $.385 per share, the most recent Bell Atlantic quarterly dividend. Verizon Communications' next dividend period will run from July 11 through the close of business on Oct. 10.


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Verizon News Release, page 2

BELL ATLANTIC PRO RATA DIVIDEND

         Bell Atlantic's dividend period customarily ran from April 11 to a record date of July 10. Since the merger was completed before July 10, Bell Atlantic shareowners of record at the close of business on June 29 will receive a pro rata dividend of $.33846160 per share, payable on July 21, for the 80-day period from April 11 through June 29.

         This payment is based on the per-day dividend rate of $.00423077 per share declared by the Bell Atlantic board of directors on June 1. This per-day rate results in $.385 per share over a full 91-day quarterly dividend period. The Bell Atlantic pro rata dividend, combined with the Verizon pro rata dividend, gives former Bell Atlantic shareowners the equivalent of $.385 per share for the period from April 11 through July 10.

GTE PRO RATA DIVIDEND

         GTE's dividend schedule differed from Bell Atlantic's schedule. GTE's last quarterly dividend of $.47 per share, declared on April 6, will be paid on July 1 to shareowners of record at the close of business on May 22.

         With the completion of the merger on June 30, GTE shareowners of record at the close of business on June 29 will receive a pro rata dividend of $.19626392 per share, payable on July 21, for the 38-day period from May 23 through June 29. This dividend is calculated with the per-day rate of $.00516484 per share declared by the GTE board of directors on June 1. This per-day rate equals $.47 per share through a full 91-day dividend period.

         When the Verizon quarterly dividend rate of $.385 per share is multiplied by the merger exchange ratio of 1.22 (GTE shareowners will receive
1.22 shares in Verizon Communications per GTE share), the result is equivalent to the GTE quarterly dividend rate of $.47 per share.

         Verizon Communications, formed by the merger of Bell Atlantic and GTE, is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with 95 million access lines and 25 million wireless customers. Verizon is also the world's largest provider of print and on-line directory information. A Fortune 10 company with more than 260,000 employees and approximately $60 billion in 1999 revenues, Verizon's global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

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